Exhibit 10.82

MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers’ Association’s Memo-

randum of Agreement for sale and purchase of

ships Adopted by the The Baltic and International

Maritime Council (BIMCO) in 1956

Code-name

SALEFORM 1993

Revised 1966 1983 and 1986-87

Dated: 14TH AUGUST 2014

ADVENTURE NINE S.A. Majuro, Marshall Islands

hereinafter called the Sellers have agreed to sell and

Messrs Mirae Shipping (H.K.) Co Ltd., for a company to be nominated, (See also clause 20)

hereinafter called the Buyers, have agreed to buy

Name M/V FREE IMPALA

Classification Society/Class: BUREAU VERITAS

Built: 1997	By: Shanghai Shipyard, P.R. China

Flag: Bahamas	Place of registration: Nassau

Call Sign: C6UF9	Grt/Nrt: 15,888 / 8,036

Register IMO Number:   9138680

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 in London UK, Nassau Bahamas and in the place of closing stipulated in Clause 8.

“In writing” or written” means a letter handed over from the Sellers to the Buyers or vice versa a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.           Purchase price US$ 3,600,000 (United States Dollars Three Million Six Hundred Thousand) cash on delivery.

2.          Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days from the date of this Agreement will have been signed/exchanged by fax or e-mail by both the Buyers and the Sellers. This deposit shall be placed with paid directly to the following Sellers’ bank account Bank: National Bank of Greece, Address: 2, Bouboulinas street & Akti Miaouli, Swift: ETHNGRAA, IBAN No. GR4601101962000019630035152 Beneficiary: Adventure Nine SA ~~and held by them in a join account for the Sellers and the Buyers to be released in accordance with joint written instructions of the Sellers and the Buyers Interest if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers~~ The deposit shall be considered ipso facto released to Sellers upon execution of the Protocol of Delivery and Acceptance between Sellers and Buyers.

3.          Payment

The ~~said~~ balance of the Purchase Price shall be paid in full free of bank charges to the following Sellers’ bank account Bank: National Bank of Greece, Address: 2, Bouboulinas street & Akti Miaouli, Swift: ETHNGRAA, IBAN No. GR4601101962000019630035152, Beneficiary: Adventure Nine SA on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5

Buyers undertake to remit funds to Sellers’ nominated bank latest two business days prior to delivery, which funds to remain under the control of the Buyers pending transfer to Sellers’ nominated account. When the balance Purchase Price will have been credited to Sellers nominated bank account, the Sellers shall hand over to the Buyers all documents to be delivered from their side as per Addendum No. 1, in exchange of Buyers’ delivery documents.

4.	Inspections

a)*	The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have waived inspection of the Vessel. ~~also inspected the Vessel at/in ………………… on ………………… and have accepted the Vessel following this inspection and~~ The sale is outright and definite subject only to the terms and conditions of this Agreement.

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection. Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	~~4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions alternative 4a) to apply~~

5.	Notices, time and place of delivery

a)	The Sellers ~~shall keep the Buyers well informed of the Vessel’s itinerary and~~ shall provide the Buyers with 15, 10, 5, and 3 days approximate notice and 1 days definite notice of the anticipated date of tendering Notice of Readiness for ~~of the estimated time of arrival at the intended place of drydocking/underwater inspection/~~ delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery Notices to be sent by e-mail/fax via brokers.

b)	The Vessel shall be delivered and taken over safety afraid at a safe and accessible being of anchorage at/in San Carlos anchorage, Philippines.

~~in the Sellers’ option.~~

Expected time of delivery: 1st September – 30th September 2014, exact date in Sellers’ option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30th September 2014, in Buyers’ option

c)	If the Sellers anticipate that, notwithstanding the exercise fo due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 with 2 ~~7~~ running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option with 2 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit ~~together with interest earned~~ shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection – See clause 17

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)**~~	~~(i) The Vessel is to be delivered without drydocking However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii)         If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation.* In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~c)~~	~~(iii) If the vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available whether within or outside the delivery range as per Clause 5 b) Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i)           the Classification Society may require survey of the tailshaft system the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to effect the Vessel’s class, these parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii)           the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out in which case the Sellers shall pay these expenses. The sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class.*~~

~~(iii)           the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv)           The Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v)           The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers or the Classifications surveyor’s work, if any, and without affecting the Vessel’s timely delivery if however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense in the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice or Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3 whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

~~*          Notes, if any, in the surveyor’s report which are accepted by the classification Society without condition/recommendation are not to be taken into account~~.

~~**          6 a) and 6 b) are alternative: delete whichever is not applicable in the absence of deletions alternative 6 a) to apply.~~

7.         Spares/bunkers, etc.

The Sellers shall deliver the vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment ~~including spare tail end shaft(s) and/or spare propeller(s)/propeller blade(s)~~, if and belonging to the Vessel at the time of inspection and if not inspected at the time of delivery used or unused, whether on board or not shall become the Buyers property but spares on order and to be excluded. There is a forward winch motor (windlass motor) in Singapore and a crane motor in Manila. Both to be put at the disposal of Buyers by mutual arrangement. Forwarding charges if any, shall be for the Buyers account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery linen and other articles bearing the Seller’s flag or name, provided the replace same with similar unmarked items Library, forms, etc exclusively for use in the Sellers’ vessel(s) shall be excluded without compensation Captain’s Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale as well as the following additional items (including items on hire)/Managers’ property items) Sellers’ company forms/documents, company’s manuals. ISPS, ISM an Quality documentation and correspondence.

The Buyers shall take over ~~the~~ any remaining bunkers and unused lubricating oils on board the Vessel at the time of delivery without extra payment ~~in storage tanks and sealed drums and pay the current not market price (excluding barging expenses ) at the part and date of delivery of the Vessel~~.

~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price~~.

8.          Documentation

The place of closing : Seller’s nominated place in Greece. Closing fees to be split equally between Sellers and Buyers.

Sellers to supply documents at closing as may be reasonably required for the legal transfer of title and the Vessel’s registration under Buyer’s intended flag and Buyers to supply corporate documents and authorities evidencing good standing and authority of signatory representing Buyers at closing. A list of required documents to be mutually agreed and be incorporated by way of addendum which however shall not affect nor delay the payment of the deposit as per Clause 2 herein.

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:~~

~~a)~~	~~Legal bill of sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to deliver.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., (excluding ISM manuals SOPEP and SSP) ~~which are~~ as on board the Vessel at the time of delivery. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same in which case the Buyers to have the right to take copies at time of delivery at Buyers’ time and expense. Other technical documentation which may be in the Seller’s possession shall be promptly forwarded to be Buyers at their expense if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same for up to a period of two (2) years prior to delivery date, at Buyer’s time and expense.

9.          Encumbrances

The Sellers warrant that the Vessel, at the time of delivery is free from all charters encumbrances mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.         Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyer’s flag shall be for the Buyer’s account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers account.

11.         Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over ~~as she was at the time of inspection, fair wear and tear excepted~~ charter free, cargo free, on a strictly “as is/where is” basis at the time of delivery and with all Vessel’s certificates to be delivered as on board at the time of delivery whether valid or expired. However, the Vessel shall be delivered with her class maintained Sellers shall provide class maintained certificate under lay-up condition. ~~without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery, “inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken ever without inspection, the date of this Agreement shall be the relevant date.~~

No warranty is given or to be implied as to the condition of the Vessel, her merchantability or fitness for purpose and implied warranties in respect thereof are expressly excluded to the extent permitted by law.

*	Notes. if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.         Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.         Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit ~~together with interest earned~~ shall be ipso facts considered released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.         Seller’s default.

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in the Addendum to be executed ~~Clause 8~~ If after Notice of Readiness has been given but before the Buyers have taken delivery the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readliness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit ~~together with interest earned~~ shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer and aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.          Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged the Buyers have the right to place three ~~two~~ representatives on board the Vessel during daylight (but not sleep on board) at their sole risk and expense ~~Upon arrival at                       on or about~~.

These representatives are on board for the purpose of familiariastion and in the capacity of observers only and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.         Arbitration

a)*	This Agreement and relevant negotiations shall be governed by and constructed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts ~~1950 and 1970~~ 1996 or any statutory modification or re-enactment thereof for the time being in force. Three Arbitrators to be appointed, one arbitrator being appointed by each party and if both parties fail to appoint such a third Arbitrator same to be nominated by the President of the LMAA. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. ~~If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.~~

In cases where neither the claim nor any counterclaim exceeds the sum of US Dollars One Hundred Thousand ($ 100,000.00) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~b)~~*	~~This Agreement shall be governed by and constructed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the mater in dispute shall be referred to three persons at New York one to be appointed by each of the parties hereto, and the third by the two so chosen: their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at subject to the procedures applicable there. The laws of shall govern this Agreement.~~

~~*~~	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

17. Underwater Inspection/Drydocking

No Dry docking, no underwater inspection clause to apply.

18. Blacklisting

Sellers to confirm to the best of their Knowledge that, during the period the Vessel has been in Seller’s ownership, the Vessel is not blacklisted by any Nation or Country.

19. Confidentiality

All negotiations and any subsequent terms of sale, including Buyers’ and Sellers’/Managers’ names to be kept strictly private and confidential by all parties concerned. However should, despite the efforts of all parties involved, details of the sale become known or reported on the market neither the Sellers nor the Buyers are to have the right to withdraw from the sale or to fail to fulfill all their obligations under the agreed contract.

20. Normination/Guarantee

Messrs Mirae Shipping (H.K.) Co Ltd. Entitled to nominate another company as the final buying company (by virtue of an Addendum to be entered into between the Sellers, the Buyers and the final buying company under terms to be agreed) latest five business days after execution of this Agreement, otherwise Messrs Mirae Shipping (H.K.) Co ltd. shall be considered as the buying company and sellers shall issue/execute all delivery documents in their name. In case of nomination by Messrs Mirae Shipping (H.K.) Co Ltd. of another final buying company the former shall always remain fully liable for the due and punctual performance of this Agreement by its nominee and in any case hereby expressly and irrevocably guarantees such due and punctual performance of this Agreement by its nominee.

21. Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and the shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) othe than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

For and on behalf of

MIRAE SHIPPING (H.K.) CO. LIMITED

The Buyers
/s/ K. Hiroshi	The Sellers
Authorized Signature(s)
/s/ Ion G. Varouxakis
Name: K. HIROSHI	Name: Ion G. Varouxakis
Title:	Title:

Copyright: Norwegian Shipbrokers’ Association, Oslo, Norway.

Printed and sold by S. Grupen A/S. Halvorsen & Larsen, Oslo, Norway.

Fax: 47-22-25 28 69. Phone: 47-22-25 81 90.